QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[CREDIT SUISSE GROUP LETTERHEAD]

Board of Directors Announces
Changes in Senior Management
Oswald J. Grübel Appointed CEO of
Credit Suisse Financial Services

Zurich, July 3, 2002 - The Board of Directors has appointed Oswald J. Grübel to the Group's Executive Board and named him Chief Executive Officer of Credit Suisse Financial Services, effective immediately. Thomas Wellauer will leave the company at the end of September 2002. Lukas Mühlemann will step down from his position as Chairman of the Board of Directors with effect from the Annual General Meeting in 2003 and will focus fully on his role as Chief Executive Officer of the Group. Credit Suisse Group is also announcing that it expects to record a modest net operating loss in the second quarter of 2002 as a result of additional lower equity valuations in the insurance business.

Thomas Wellauer has notified the Board of Directors of Credit Suisse Group that he will resign from his positions in the Group and leave the company at the end of September 2002. The Board of Directors would like to thank Mr Wellauer for his considerable commitment and his valuable contribution to the Group's development.

At its meeting on July 2, 2002, the Board of Directors named Oswald J. Grübel successor to Thomas Wellauer. Mr Grübel will become a Member of the Group Executive Board and Chief Executive Officer of Credit Suisse Financial Services with immediate effect. From 1970 until his retirement in 2001, Oswald J. Grübel held various executive positions at Credit Suisse Group and was head of its Private Banking business from 1997.

Given that the continuing challenging environment demands Lukas Mühleman's full attention as Chief Executive Officer, he has proposed to the Board of Directors that the dual mandate of Chairman of the Board of Directors and Chief Executive Officer of the Group be separated. The Board of Directors agreed to this proposal and has appointed a committee to find a suitable candidate for the position of Chairman of the Board of Directors by the Annual General Meeting in 2003. The committee will comprise Daniel L. Vasella as Chairman, as well as Walter B. Kielholz and Marc-Henri Chaudet.

Credit Suisse Group is also announcing additional lower equity valuations in the insurance business for the second quarter 2002 owing to a further significant deterioration of the equity markets in June. This has led to substantial losses in the insurance business in spite of good technical results. The Group has also recorded further writedowns of its investment in Swiss Life. In the second quarter, Winterthur implemented further measures to significantly reduce its equity exposure and put in place hedge positions to secure its capital against a further deterioration in prices. The performance of the Group's Swiss Corporate & Retail banking business and its Private Banking segment was in line with expectations. Further progress was achieved in the investment banking business. Despite this, Credit Suisse Group expects to record a modest net operating loss overall in the second quarter 2002. Furthermore, the Group currently expects to report a modest net loss to approximately breakeven in the first six months of 2002. The Group's banking and insurance businesses both remain adequately capitalized.

Enquiries
Credit Suisse Group, Media Relations	Telephone +41 1 333 8844
Credit Suisse Group, Investor Relations	Telephone +41 1 333 4570
Internet	http://www.credit-suisse.com

Credit Suisse Group

Credit Suisse Group is a leading global financial services company headquartered in Zurich. The business unit Credit Suisse Financial Services provides private clients and small and medium-sized companies with private banking and financial advisory services, banking products, and pension and insurance solutions from Winterthur. The business unit Credit Suisse First Boston, an investment bank, serves global institutional, corporate, government and individual clients in its role as a financial intermediary. Credit Suisse Group's registered shares (CSGN) are listed in Switzerland, Frankfurt and Tokyo, and in the form of American Depositary Shares (CSR) in New York. The Group employs around 80,000 staff worldwide. As of March 31, 2002, it reported assets under management of CHF 1,407.0 billion.

Cautionary statement regarding forward-looking information

This press release contains statements that constitute forward-looking statements. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements may include, without limitation, statements relating to our plans, objectives or goals; our future economic performance or prospects; the potential effect on our future performance of certain contingencies; and assumptions underlying any such statements. Words such as "believes," "anticipates," "expects," "intends" and "plans" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. We do not intend to update these forward-looking statements except as may be required by applicable laws. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other outcomes described or implied in forward-looking statements will not be achieved. We caution you that a number of important factors could cause results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include (i) market and interest rate fluctuations; (ii) the strength of the global economy in general and the strength of the economies of the countries in which we conduct our operations in particular; (iii) the ability of counterparties to meet their obligations to us; (iv) the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations; (v) political and social developments, including war, civil unrest or terrorist activity; (vi) the possibility of foreign exchange controls, expropriation, nationalization or confiscation of assets in countries in which we conduct our operations; (vii) the ability to maintain sufficient liquidity and access capital markets; (viii) operational factors such as systems failure, human error, or the failure to properly implement procedures; (ix) actions taken by regulators with respect to our business and practices in one or more of the countries in which we conduct our operations; (x) the effects of changes in laws, regulations or accounting policies or practices; (xi) competition in geographic and business areas in which we conduct our operations; (xii) the ability to retain and recruit qualified personnel; (xiii) the ability to maintain our reputation and promote our brands; (xiv) the ability to increase market share and control expenses; (xv) technological changes; (xvi) the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users; (xvii) acquisitions, including the ability to integrate successfully acquired businesses; and (xviii) our success at managing the risks involved in the foregoing. We caution you that the foregoing list of important factors is not exclusive; when evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risks identified in our Form 20-F and reports on Form 6-K filed with the US Securities and Exchange Commission.

QuickLinks

  Exhibit 99.1